SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ☐ 240.14a-11(c) or ☐ 240.14a-12

MERIX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.    Title of each class of securities to which transaction applies:

2.    Aggregate number of securities to which transaction applies:

3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.    Proposed maximum aggregate value of transaction:

5.    Total fee paid:

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.    Amount Previously Paid:

7.    Form, Schedule or Registration Statement No.:

8.    Filing Party:

9.    Date Filed:

MERIX CORPORATION

Notice of Annual Meeting of Shareholders
To Be Held on September 24, 2002

To the Shareholders of Merix Corporation:

The Annual Meeting of Shareholders of Merix Corporation will be held on Tuesday, September 24, 2002, at 9:00 a.m., Pacific Daylight Time, at its principal executive offices located at 1521 Poplar Lane, Forest Grove, Oregon 97116, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.    To elect seven directors to serve for the ensuing year and until their successors are elected.

2.    To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Please date and sign the enclosed proxy and return it in the postage prepaid envelope enclosed for that purpose. You may attend the meeting in person even though you have sent in your proxy.

By Order of the Board of Directors,

/s/    Janie S. Brown

Janie S. Brown,
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

Forest Grove, Oregon
August 20, 2002

MERIX CORPORATION
1521 Poplar Lane Forest Grove, Oregon 97116

PROXY STATEMENT

For Annual Meeting of Shareholders
To Be Held on September 24, 2002

General

The enclosed proxy is solicited on behalf of the Board of Directors of Merix Corporation, an Oregon corporation (“Merix” or the “Company”), for use at the Annual Meeting of Shareholders to be held on Tuesday, September 24, 2002 at 9:00 a.m., Pacific Daylight Time, and at any adjournment or adjournments thereof. Merix will hold the annual meeting at its principal executive offices located at 1521 Poplar Lane, Forest Grove, Oregon 97116. The approximate date this proxy statement and accompanying proxy card are first being sent to shareholders is August 20, 2002.

Record Date and Outstanding Shares; Voting

The Common Stock is the only outstanding voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the annual meeting is July 24, 2002. On that date, there were 14,434,965 shares of Common Stock outstanding.

Quorum and Voting

Holders of shares of our Common Stock are entitled to one vote per share. The Common Stock does not have cumulative voting rights. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote if a quorum is present at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting, but are not counted for any purposes in determining whether a proposal is approved and have no effect on the determination of whether a plurality exists with respect to a given nominee.

Solicitation of Proxies

Merix will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by the use of the mails. Officers, employees and other representatives and agents of the Company may also solicit proxies by telephone or personal contact. The Company will bear the costs of solicitation. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

Revocability of Proxies

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not vote in person, unless so desired. The shares represented by each proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the directors and in accordance with this proxy statement on any other business that may properly come before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows Common Stock ownership on July 24, 2002, except as otherwise noted, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock on that date, (ii) each of the current executive officers named in the Summary Compensation Table below, (iii) each of the current directors and (iv) all current executive officers and directors of the Company as a group:

Name and Address of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	1,864,112	(1)	13.4%

Barclays Global Investors NA 45 Fremont St., 17th Floor San Francisco, CA 94105	960,986	(2)	6.7%

AIM Management Group Inc. 11 Greenway Plaza, Suite 100 Houston, TX 77046	939,000	(3)	6.7%

Putnam Investments LLC One Post Office Square Boston, MA 02109	903,285	(4)	6.4%

Tektronix, Inc. 14200 SW Karl Braun Drive Beaverton, OR 97077-0001	759,750	(5)	5.3%

Mark R. Hollinger	261,696	(6)	1.8%

Carlene M. Ellis	81,875	(7)	*

Janie S. Brown	54,644	(8)	*

Anaya K. Vardya	51,082	(9)	*

William C. McCormick	46,625	(10)	*

Robert C. Strandberg	45,425	(11)	*

Daniel T. Olson	33,484	(12)	*

George H. Kerckhove	11,000	(13)	*

William W. Lattin	10,000	(14)	*

Gary R. Lenaghan	254		*

Donald D. Jobe	0		*

All executive officers and directors as a group (11 people)	596,085	(15)	4.1%

*	less than one percent

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2002.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2002.

(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2002.

(5)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2002.

(6)	Includes (i) options to purchase 221,246 shares and (ii) 6,909 shares held in trust by Mr. Hollinger’s minor children.

(7)	Includes options to purchase 70,625 shares.

(8)	Includes options to purchase 37,958 shares and (ii) 2,500 shares owned by Ms. Brown’s spouse, as to which Ms. Brown disclaims beneficial ownership.

(9)	Includes options to purchase 48,307 shares.

(10)	Includes options to purchase 40,625 shares.

(11)	Includes options to purchase 40,625 shares.

(12)	Includes options to purchase 32,746 shares.

(13)	Includes options to purchase 5,000 shares.

(14)	Includes options to purchase 10,000 shares.

(15)	Includes options to purchase 507,132 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Specific due dates for such reports have been established. SEC regulations require persons subject to Section 16(a) reporting requirements to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received by the Company and on written representations that no other reports are required, the Company believes that during its fiscal year ended May 25, 2002, all reports required under Section 16(a) were timely filed, except as follows:

Mr. Strandberg, a member of the Company’s Board of Directors, failed to timely file a report on Form 4, Statement of Changes in Beneficial Ownership of Securities, for January 2002, to timely report two transactions; and

Mr. McCormick, a member of the Company’s Board of Directors, failed to timely file a report on Form 4, Statement of Changes in Beneficial Ownership of Securities, for September 2001, to timely report one transaction.

1.    ELECTION OF DIRECTORS

Seven directors will be elected at the annual meeting to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. The proxies will be voted with respect to the election of the nominees in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for the election of the nominees. If any of the nominees is unavailable, the number of directors constituting the Board of Directors may be reduced prior to the meeting or the proxies may be voted for such other candidate or candidates as may be nominated by the Board of Directors, in accordance with the authority conferred in the proxy. The nominees for director are listed below, together with information about each of them.

Name, Principal Occupation and Directorships	Age	Merix Director Since
Carlene M. Ellis Ms. Ellis has served as a member of the Board of Directors since 1994. Ms. Ellis has served as Vice President of Education of Intel Corporation since January 1999. She served as Corporate Vice President and Director of the Information Technology Group of Intel from 1992 to 1998 and was Intel’s Director of Human Resources from 1990 to 1992. She was Vice President of Intel’s Finance and Administration Group from 1988 to 1990.	55	1994

Mark R. Hollinger
Mr. Hollinger has served as Chief Executive Officer since September 1999 and as President since May 1999. He was elected to the Board of Directors in May 1999 and has been the Chairman since September 2001. Mr. Hollinger joined Merix in September 1997 as Senior Vice President of Operations and served as the Chief Operating Officer from August 1998 to September 1999. Prior to joining Merix, he spent three years as Vice President of Operations at Continental Circuits Corporation. His experience also includes more than a decade at IBM where he served in a variety of manufacturing positions. Mr. Hollinger also serves on the Board of Directors of Simple Technology.
	44	1999

Donald D. Jobe Mr. Jobe has served as a Director of Merix since December 2001. Mr. Jobe served as President and CEO of Isola Laminate Systems from July 1999 until he retired in October 2001. Mr. Jobe served as Vice President and General Manager of Allied Signal Electronic Materials Asia from October 1994 until June 1999.	59	2001

George H. Kerckhove
Mr. Kerckhove has served as a Director of Merix since June 2001. Mr. Kerckhove retired as Vice President of American Standard Companies in May 2000. Mr. Kerckhove served as Chief Financial Officer of American Standard from January 1998 to January 2000 and Vice President and Group Executive for the Plumbing Products Sector in the United States and Europe from January 1988 to December 1997. Prior to that, Mr. Kerckhove held various general management positions with the Trane Company. Mr. Kerckhove was a Director of American Standard Companies from 1990 to May 2000 and currently serves on the Board of Directors of Wellspring International.
	65	2001

Dr. William W. Lattin
Dr. Lattin has served as a Director of Merix since September 2000. Dr. Lattin retired as Executive Vice President of Synopsys, in October 1999. Dr. Lattin served as President and Chief Executive Officer of Logic Modeling from 1992 until its acquisition by Synopsys in 1994. Dr. Lattin served as the CEO of Logic Automation from 1986 to 1992. Prior to Logic Automation, he worked for Intel from 1975 to 1986. He also serves on the Boards of Directors of FEI Corp., Corrent Corp., ADEXA Inc., WebCriteria, Inc., Tripwire Inc. and EasyStreet Online Services, Inc. and he is an active consultant with Vitesse Semiconductor.
	61	2000

Name, Principal Occupation and Directorships	Age	Merix Director Since
William C. McCormick Mr. McCormick has served as a Director of Merix since 1997. Mr. McCormick has served as Chairman of Precision Castparts Corporation since October 1994 and its Chief Executive Officer since August 1991. From 1985 to 1997 he served as President of Precision Castparts, and from 1985 to 1991 he served as Chief Operating Officer.	68	1997

Robert C. Strandberg Mr. Strandberg has served as a Director of Merix since 1998. Mr. Strandberg serves as Chief Executive Officer of Xytrans, Inc. From April 1997 to August 2000, Mr. Strandberg served as President and Chief Executive Officer of PSC, Inc. and as its Executive Vice President from November 1996 to April 1997.	45	1998

Board Meetings and Committees

The Board of Directors met nine times during the fiscal year ended May 25, 2002. Other than Dr. Lattin, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which the director was a member.

The Board of Directors has a standing Audit Committee, that consisted of Dr. Lattin, Mr. McCormick and Mr. Strandberg through August 2001 when Mr. Kerckhove replaced Mr. Strandberg. The Audit Committee met five times during the last fiscal year. Please see the Audit Committee Report for more information about this Committee.

The Board of Directors has a standing Human Resources and Compensation Committee. The committee consisted of Ms. Ellis, Mr. Strandberg and former Board member Dr. Koichi Nishimura through August 2001. Mr. Jobe joined Ms. Ellis and Mr. Strandberg on this committee in March 2002. The Human Resources and Compensation Committee met five times during the last fiscal year. Please see the Human Resources and Compensation Committee Report for more information about this Committee.

The Board of Directors does not currently have a formal Nominating Committee.

Shareholders who wish to submit names for consideration as potential directors should do so in writing addressed to Ms. Janie S. Brown, Senior Vice President, Chief Financial Officer, Treasurer and Secretary, Merix Corporation, 1521 Poplar Lane, Forest Grove, Oregon 97116.

Director Compensation

Directors not affiliated with the Company receive an annual retainer of $6,000, a fee of $500 for attendance at each Board or committee meeting, an automatic option grant of 20,000 shares under either the Company’s 1994 Stock Incentive Plan or the Company’s 2000 Nonqualified Stock Option Plan at the time first elected or appointed to the Board of Directors and annual option grants thereafter of 5,000 shares. The options have a 10-year term, are granted at the market price on the date of grant and vest in four equal annual installments beginning one year after the date of grant. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

The Human Resources and Compensation Committee is comprised of Ms. Ellis, Mr. Jobe and Mr. Strandberg. Each member is a non-employee director of the Company. No members have ever been officers of the Company.

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Human Resources and Compensation Committee.

The Board of Directors recommends a vote “FOR” the election of all nominees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the Chief Executive Officer and certain other current executive officers of the Company.

Name and Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation Awards	All Other Compensation ($)(1)
Securities Underlying Options (#)
		Salary ($)	Bonus ($)
Mark R. Hollinger (Chairman, Chief Executive Officer and President)	2002 2001 2000	$275,000 273,077 238,077	$0 144,375 161,400	40,000 26,250 75,000	$6,278 8,459 9,582

Janie S. Brown (Senior Vice President, Chief Financial Officer, Treasurer and Secretary)	2002 2001 2000	$161,462 163,920 145,673	$0 59,000 79,800	28,125 18,000 33,750	$8,362 9,236 8,614

Anaya K. Vardya (Senior Vice President, Operations)	2002 2001 2000	$169,165 152,615 131,385	$0 58,000 59,060	40,000 28,000 22,500	$7,706 8,126 6,862

Daniel T. Olson (Vice President, Sales and Marketing)	2002 2001 2000	$220,577 216,923 115,385	$0 114,750 79,050	26,250 18,000 112,500	$4,140 4,396 72,533	(2)

Gary R. Lenaghan (Vice President, Human Resources)	2002	$97,558	$0	38,750	$68,173	(3)

(1)	Consists principally of amounts contributed by the Company under its 401(k) Plan unless otherwise indicated.

(2)	Daniel Olson became an executive officer in October 1999. Includes $66,850 paid pursuant to his employment letter.

(3)	Mr. Lenaghan became an executive officer in October 2001. Includes payments of $63,450 made pursuant to his employment letter.

Stock Option Grants in Last Fiscal Year

The following table provides information regarding stock options granted during the fiscal year ended May 25, 2002, to executive officers named in the Summary Compensation Table:

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Shares Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year		Exercise Price per Share		Expiration Date
Name							5%		10%
Mark R. Hollinger	5,000 20,000 5,000 5,000 5,000	0.6 2.5 0.6 0.6 0.6	% % % % %	$ $ $ $ $	21.51 14.37 18.56 16.80 25.90	5/29/06 10/09/08 11/26/08 2/25/09 8/27/08	$ $ $ $ $	29,714 117,001 37,779 34,196 52,720	$ $ $ $ $	65,660 272,661 88,041 79,692 122,859

Janie S. Brown	3,750 3,750 3,750 13,125 3,750	0.5 0.5 0.5 1.7 0.5	% % % % %	$ $ $ $ $	21.51 25.90 16.80 14.37 18.56	5/29/06 8/27/08 2/25/09 10/9/08 11/26/08	$ $ $ $ $	22,286 39,540 25,647 76,782 28,334	$ $ $ $ $	49,245 92,144 59,769 178,934 66,031

Anaya K. Vardya	13,750 3,750 3,750 15,000 3,750	1.7 0.5 0.5 1.9 0.5	% % % % %	$ $ $ $ $	21.51 16.80 18.56 14.37 25.90	5/29/06 2/25/09 11/26/08 10/9/08 8/27/08	$ $ $ $ $	81,714 25,647 28,334 87,751 39,540	$ $ $ $ $	180,566 59,769 66,031 204,496 92,144

Daniel T. Olson	3,750 11,250 3,750 3,750 3,750	0.5 1.4 0.5 0.5 0.5	% % % % %	$ $ $ $ $	21.51 14.37 18.56 16.80 25.90	5/29/06 10/09/08 11/26/08 2/25/09 8/27/08	$ $ $ $ $	22,286 65,813 28,334 25,647 39,540	$ $ $ $ $	49,245 153,372 66,031 59,769 92,144

Gary R. Lenaghan	3,750 2,500 25,000 7,500	0.5 0.3 3.2 1.0	% % % %	$ $ $ $	16.80 18.56 13.11 14.37	2/25/09 11/26/08 10/1/08 10/9/08	$ $ $ $	25,647 18,889 133,427 43,875	$ $ $ $	59,769 44,020 310,942 102,248

(1)
Under the terms of the option agreements with these executive officers, each of the options is subject to accelerated vesting in the event of a change in control of the Company or the occurrence of certain events indicating an imminent change in control of the Company. Each option terminates 12 months after termination of employment as a result of death or disability and 90 days after termination of employment for any other reason. These options become exercisable in four equal annual installments beginning one year after the date of grant.

(2)
In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or “option spreads” that would exist for the options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The hypothetical gains are not intended by Merix to forecast future appreciation, if any, of the price of its Common Stock, and Merix expressly disclaims any representation to that effect.

Aggregated Option Exercises in Fiscal Year and Fiscal Year-End Option Values

The following table indicates the number of shares acquired upon exercise of options during the last fiscal year and the value realized, the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of May 25, 2002, and the value of exercisable and unexercisable “in-the-money” options, which represents the positive spread between the exercise price of existing stock options and the price of the Common Stock at May 25, 2002.

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at May 25, 2002		Value of Unexercised In-the-Money Options at May 25, 2002(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark R. Hollinger	38,825	$598,025	200,184	115,938	$1,668,564	$888,133
Janie S. Brown	4,000	$56,474	27,835	58,503	$273,894	$266,259
Anaya K. Vardya	2,062	$31,988	38,496	73,192	$382,671	$257,811
Daniel T. Olson	25,000	$259,336	28,248	96,002	$273,499	$703,346
Gary R. Lenaghan	0	$0	0	38,750	$0	$172,100

(1)	Calculated based on the May 24, 2002 closing stock price of $18.50 per share.

Severance and Change of Control Agreements

The Company has entered into Executive Severance Agreements with Mr. Hollinger, Ms. Brown, Mr. Vardya, Mr. Olson and Mr. Lenaghan pursuant to which the Company has agreed to provide severance benefits upon the Company’s termination of any such executive’s employment without cause. “Cause” is generally defined as (a) willfully and continually failing to perform substantially the executive’s reasonably assigned duties (except a failure resulting from incapacity due to physical or mental illness) after a demand for performance has been made and the manner of nonperformance has been specifically identified, or (b) willfully engaging in illegal conduct materially injurious to the Company. Termination of employment does not include assignment to the executive of different responsibilities consistent with the executive’s area of professional expertise. In the event of a termination of employment without cause, the executive would receive a lump sum payment equal to his or her annual base pay, and would also be entitled to a portion of the benefits under any incentive plan in which the executive participates and certain health insurance and out-placement benefits. If an executive is terminated within 24 months following a change of control of the Company (as defined in the agreement), the executive would receive an additional cash payment so that the total amount equaled two times his or her annual base pay, an additional portion of his or her targeted cash bonus, accelerated vesting of all stock options and bonus stock awards and extension of the option exercise period, and certain life insurance benefits. However, such benefits will not be payable if termination of employment is due to death or voluntary action of the executive other than for good reason (as defined in the agreement), or by the Company for cause or permanent disability. Payment of benefits following a change of control is conditioned on the executive’s agreement to continue his or her employment with the Company or the surviving company (if so requested) for a period of up to six months following the change of control.

HUMAN RESOURCES AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Human Resources and Compensation Committee

The Human Resources and Compensation Committee of the Board of Directors (the “HRC Committee”) consists of three outside directors. Pursuant to authority delegated by the Board of Directors, the HRC Committee approves compensation of executive officers, including the Chief Executive Officer. The HRC Committee is also responsible for reviewing, approving and making recommendations to the Board of Directors regarding executive and director compensation programs and administering the Company’s stock incentive and executive compensation plans as authorized by the Board of Directors. The HRC Committee also provides advice on a broad range of human resources issues, including best practices in the areas of benefits, staffing, succession planning and general compensation.

Executive Compensation Policy

The Board of Directors and the HRC Committee believe that the Company’s executive compensation program should be related to corporate performance. The Company has developed a total compensation strategy that ties a significant portion of executive compensation to achievement of pre-established financial results. The primary objective of the executive compensation program is to:

•	Attract and retain talented executives;

•	Motivate executives to achieve long term business strategies while achieving near term financial targets; and

•	Align executive performance with Merix’s strategic and tactical goals.

The Company has base pay and annual incentive compensation programs for its executive officers, as well as a 401(k) Plan. These programs are designed to offer compensation that is competitive with compensation offered by companies of similar size and complexity within the electronics and similar industries. The Company targets the 65th-70th percentile for total compensation. The HRC Committee uses information from a variety of sources regarding companies in the electronics industry for establishing executive compensation, general compensation structures and Company performance goals.

Base Salaries

Base salaries for the Chief Executive Officer and other executive officers are initially determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for corporate executives. This includes a comparison of base salary and total compensation for comparable positions at other companies.

Annual salary adjustments are considered and determined by evaluating the performance of the Company and each executive officer, including the Chief Executive Officer, and also take into account any new responsibilities.

Management Incentive Plan

The Company’s executive officers, including the Chief Executive Officer, participate in the Company’s Management Incentive Plan, an annual cash incentive compensation plan. Company performance objectives are established and approved by the Board of Directors at the beginning of each fiscal year. These performance objectives consist of quarterly targets that determine the amount of cash payment under the plan. The Company’s performance objectives for each fiscal year are specified twice during the year and reviewed by the full Board of Directors.

The Management Incentive Plan for fiscal 2002 provided for quarterly bonuses based on operating profit and a fiscal year-end bonus based on individual performance on specified critical operating tasks (including Quality, Technology Leadership, Customer Satisfaction and Asset Utilization). Each participant was assigned a leverage percentage representing the percent of base salary that would be received under the plan if the plan criterion was met. The Chief Executive Officer and other executive officers did not receive quarterly or year-end bonuses under this plan in fiscal 2002.

Stock Options

All employees of the Company, including the Chief Executive Officer and other executive officers, are eligible to receive equity compensation awards under the Company’s 1994 Stock Incentive Plan and the Company’s 2000 Nonqualified Stock Option Plan (the “Plans”). Executive officers and directors may not receive awards under the Company’s 2000 Nonqualified Stock Option Plan for a number of shares totaling more than 25% of the total shares awarded to all participants in any calendar year. The HRC Committee approves equity compensation awards to the Chief Executive Officer and other executive officers. Awards are made based on individual performance and contribution to the Company’s strategic success. The Plans support the link between executives, employees and shareholders and the Company’s long-term business strategies. Option grants made to executive officers for fiscal 2000, 2001 and 2002 are reflected in the Summary Compensation Table.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The Company anticipates that the levels of salary and bonus to be paid by the Company will not generally exceed that limit. Under Section 162(m) regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of stock options that meet certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. The Company’s current policy is generally to grant options that meet the deductibility requirements of such regulations.

Human Resources and Compensation Committee
Report on Executive Compensation Submitted By:

Robert C. Strandberg, Chair
Carlene M. Ellis
Donald D. Jobe

AUDIT COMMITTEE REPORT

Audit Committee

The Audit Committee consists of three independent directors (as independence is defined by NASD Rule 4200(14)(d)). The Audit Committee recommends the independent auditor of the Company for approval by the Board of Directors, reviews the planned scope and results of the annual audit, confers with the independent auditor, reviews the auditor’s recommendations with respect to accounting, internal controls and other matters, and makes other recommendations to the Board of Directors with respect to audit and finance matters. All members of the Audit Committee are able to read and understand financial statements and have experience in finance and accounting that provide them with financial sophistication.

Duties and Responsibilities

The Audit Committee operates under a written charter approved by the Board of Directors. Pursuant to authority delegated by the Board of Directors and the Audit Committee’s written charter, the Audit Committee:

•	monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	monitors the independence and performance of the Company’s independent auditors; and

•	provides an avenue of communication among the independent auditors, management and the Board of Directors.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company’s audited financial statements. The Audit Committee also discussed with the independent accountants the matters required by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with its independent accountants that firm’s independence.

Fiscal 2002 Audit

Based on the reviews and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended May 25, 2002, to be filed with the Securities and Exchange Commission.

Audit Committee Report Submitted By:

William C. McCormick, Chair
George H. Kerckhove
Dr. William W. Lattin

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP, the Company’s independent auditors, audited the Company’s financial statements for the year ended May 25, 2002 and has been selected to audit the Company’s financial statements for the fiscal year ending May 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee has determined that the provision of services rendered by PricewaterhouseCoopers LLP for audit and all other fees is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Fees

PricewaterhouseCoopers LLP’s fees billed for professional services for (i) auditing the Company’s annual financial statements for the year ended May 25, 2002 and (ii) reviewing the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2002 were approximately $93,600.

Financial Information Systems Design and Implementation Fees

There were no services rendered by PricewaterhouseCoopers LLP for financial information systems design or implementation for the year ended May 25, 2002.

All Other Fees

The aggregate fees for all other services rendered by PricewaterhouseCoopers LLP for the year ended May 25, 2002 were approximately $256,850 primarily for income tax consultation and preparation.

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Company’s Common Stock for the fiscal year ended May 25, 2002 and the preceding four fiscal years with (1) the cumulative total return on the Nasdaq Composite U.S. Index and, (2) an SIC Index that includes organizations in the Company’s Standard Industrial Code Classification (SIC) Code 3672—Printed Circuit Design, which currently consists of 23 organizations (the “Peer Group”).

The comparison below assumes $100 was invested on May 30, 1997 in the Company’s Common Stock, in the NASDAQ Market Index and in the Peer Group and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Total Shareholder Return

	5/30/97	5/29/98	5/28/99	5/26/00	5/25/01	5/24/02
MERIX CORP.	$100.0	$71.5	$36.9	$172.3	$210.1	$170.8
NASDAQ INDEX	$100.0	$126.8	$178.9	$245.1	$152.1	$117.1
PEER GROUP	$100.0	$120.4	$248.6	$313.9	$288.9	$119.9

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company had a secured note payable to Tektronix, Inc. which had an outstanding principal balance of $1.1 million at May 26, 2001 and carried interest at the rate of 7.5% per year. The Company made an interest-only payment of $171,920 in May 1999 and a principal payment of $1.1 million in June 2000. The remaining principal balance of $1.1 million was paid in June 2001.

OTHER MATTERS

Shareholder Proposals for the 2003 Annual Meeting

A shareholder proposal must be received by the Company no later than April 16, 2003 to be considered for inclusion in proxy materials for the Company’s 2003 Annual Meeting of Shareholders.

According to the Company’s bylaws, for business to be properly brought before the 2003 Annual Meeting of Shareholders by a shareholder, a shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder’s notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days, nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. For the purposes of the Company’s 2003 annual meeting, such notice, to be timely, must be received by the Company between June 26, 2003 and July 26, 2003.

If the Company receives proper notice of a shareholder proposal pursuant to the Company’s bylaws, and such notice is not received in a reasonable time prior to mailing by the Company of its proxy materials for its 2003 annual meeting, the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy to vote on the proposal at the meeting without including in the proxy statement relating to such meeting any disclosure regarding the proposal or how the Company intends to vote.

Other Business

The Board of Directors does not intend to present any business for action of the shareholders at the annual meeting except the matters referred to in this proxy statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment on such matters.

THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THESE MATERIALS. COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS) FOR THE FISCAL YEAR ENDED MAY 25, 2002 MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO MS. JANIE S. BROWN, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY, MERIX CORPORATION, 1521 POPLAR LANE, FOREST GROVE, OREGON 97116.

Please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope, regardless of whether you expect to be present at the meeting.

By Order of the Board of Directors,

/s/    Janie S. Brown

Janie S. Brown,
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

August 20, 2002

MERIX CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING ON SEPTEMBER 24, 2002

The undersigned hereby appoints Mark R. Hollinger, Dr. William W. Lattin and William C. McCormick, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Merix Corporation on September 24, 2002, and at any adjournment thereof, all shares of the undersigned in Merix Corporation. The proxies are instructed to vote as follows:

(change of address/comments)

(if you have written in the above space, please mark the corresponding box on the reverse side of this card)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
MERIX CORPORATION
September 24, 2002

ê    Please Detach and Mail in the Envelope Provided    ê

A	☒	Please mark your votes as in this example.

	FOR all nominees (except as marked below)	WITHHELD
1. Election of Directors	☐	☐

(Instruction: For, except vote withheld from the following nominee(s):

Nominees:	Carlene M. Ellis Mark R. Hollinger Donald D. Jobe George H. Kerckhove Dr. William W. Lattin William C. McCormick Robert C. Strandberg
The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted FOR the directors. The proxies may vote in their discretion as to other matters that may come before the meeting.

The Board of Directors recommends a vote FOR Item 1.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

To facilitate meeting arrangements, please check here if you plan to attend the meeting in person.	☐

Please check here if you have a change of address or comments on the reverse side.	☐

Signature(s)	Dated:

NOTE:  Please sign exactly as name(s) appears hereon. Joint owners should each sign. Please mark, date and return this proxy card promptly. Receipt is acknowledged of the notice and proxy statement relating to this meeting.